Exhibit 4.7

FRANKLIN FINANCIAL NETWORK, INC.

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (“Agreement”) is made as of the      day of             , 201    , by                      (“Holder”), in connection with his or its ownership of shares of Franklin Financial Network, Inc. (“Company”), a Tennessee corporation, the bank holding company of Franklin Synergy Bank (the “Bank”), a Tennessee banking corporation.

RECITALS:

WHEREAS, the Company and Bank have entered into an Agreement and Plan of Reorganization and Bank Merger dated             , 201     (“Merger Agreement”) with Civic Bank & Trust (“Civic”), a Tennessee banking corporation, pursuant to which Civic shall merge with and into the Bank (“Merger”);

WHEREAS, the Company has negotiated certain terms of the Merger Agreement, which require the execution of this Agreement as a condition precedent to closing of the Merger; and

WHEREAS, the Holder is willing to enter into this Agreement in connection with the Merger on the terms provided herein.

NOW, THEREFORE, in consideration of these presents and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Holder agrees as follows:

1.	Background.

(a) Holder is the beneficial owner of                  shares of the common stock, no par value, of the Company (“Shares”).

(b) Holder understands that, as a condition to closing the Merger, the Company has agreed to obtain an agreement from Holder to refrain from selling the Shares from the date of this Agreement until the first anniversary of the Effective Time of the Merger (“Restriction Period”), except as specified in Section 2(a) below.

2.	Sale Restriction.

(a) Holder hereby agrees that during the Restriction Period, Holder will not sell, transfer, or otherwise dispose of any of the Shares. Holder further agrees that the Company is authorized to (x) place a restrictive legend on any certificates issued during the Restriction Period evidencing the Shares, and (y) to place “stop orders” on its books and with its transfer agent to prevent any transfer of Shares of the Company held by Holder in violation of this Agreement. The Company agrees to use commercially reasonable efforts not to allow any transaction inconsistent with this Agreement.

(b) Notwithstanding the foregoing restrictions on transfer, Holder may, at any time and from time to time during the Restriction Period, transfer all or a portion of the Shares (i) as bona fide gifts or transfers by will or intestacy and (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the Holder, provided that any such transfer shall not involve a disposition for value; provided, that, in the case of any gift or transfer described in clauses (i) and (ii), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned.

(c) In the event of any stock dividend, stock split or consolidation of shares or any like capital adjustment of any of the outstanding securities of the Company, all new, substituted or additional securities or other property to which Holder becomes entitled by reason of ownership of the Shares shall be subject to restriction with the same force and effect as the Shares subject to restriction immediately before such event.

3.	Miscellaneous.

(a) At any time, and from time to time, after the signing of this Agreement, Holder will execute such additional instruments and take such action as may be reasonably requested by the Company to carry out the intent and purposes of this Agreement.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Tennessee or in the federal courts located in the State of Tennessee. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(c) All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable courier service with charges prepaid, or (iv) transmitted by hand delivery or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: Franklin Financial Network, Inc., Attention: Richard E. Herrington, President and CEO, Franklin Financial Network, Inc., 722 Columbia Avenue, Franklin, Tennessee 37064, (fax) (615) 236-4603; or (ii) if to the Holder, to:                     ,                     .

(d) The restrictions on transfer described in this Agreement are in addition to and cumulative with any other restrictions on transfer otherwise agreed to by Holder or to which Holder is subject under applicable law.

(e) This Agreement shall be binding upon Holder, its legal representatives, successors, and assigns.

(f) This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

(g) The Company agrees not to take any action or allow any act to be taken that would be inconsistent with this Agreement.

(h) Holder acknowledges that this Agreement may not be amended without the written consent of the Company, which consent may be withheld, delayed, or denied for any reason or for no reason.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:	FRANKLIN FINANCIAL NETWORK, INC.

By.
Richard E. Herrington, President and Chief Executive Officer

HOLDER:
(Print name of Holder)

(Signature)